Exhibit 99.2

Philip Morris International Inc.

2010 Full-Year and Fourth-Quarter Results Conference Call

February 10, 2011

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a news release containing detailed information on our 2010 full-year and fourth-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the full-year or fourth-quarter 2010 and comparing them with the same period in 2009 unless otherwise stated. References to volumes are for PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions, which, for the purposes of this presentation, also include our business combination with Fortune Tobacco Corporation in the Philippines. Net revenues exclude excise taxes. Operating Companies Income is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing how we made adjustments to net revenues and operating companies income, or “OCI”, for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to Earnings per Share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s web cast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It’s now my pleasure to introduce Louis Camilleri, Chairman and Chief Executive Officer, and Hermann Waldemer, Chief Financial Officer, who will join Louis for the question and answer period.

Louis.

LOUIS CAMILLERI

(SLIDE 4.)

Good afternoon, ladies and gentlemen.

With much of the developed world still grappling with stubbornly high unemployment levels, debilitatingly heavy debt burdens and bleak budget deficits, we posted what I would characterize as a solid financial performance in 2010. Unprecedented excise tax hikes affecting six markets in particular, coupled with continued economic uncertainty, spurred double-digit declines in industry volumes, further consumer downtrading, a more pronounced pattern of heightened price competition, and a surge in the incidence of illicit trade in these countries. Regretfully, these factors adversely affected our organic volume performance. However, despite these challenges, we posted robust increases in our EPS and cash flow. Importantly, we outperformed our international competitors in terms of organic volume and market share growth.

(SLIDE 5.)

The strategic highlight of the year was the highly promising transaction with Fortune Tobacco in the Philippines. This not only widened our share leadership in Asia, but I am sure will be a source of solid income growth for years to come.

(SLIDE 6.)

Our cigarette volume rose 4.1% in 2010 to reach a level of nearly 900 billion units. Absent the creation of PMFTC in the Philippines, our organic volume fell short of the prior year by 2.5%. The shortfall is virtually entirely attributable to significant declines in industry volumes affecting Greece, Japan, Pakistan, Spain, Turkey and Ukraine. Indeed, absent these six markets, which collectively suffered a volume erosion of some 14%, our volume performance in all other markets, representing close to 80% of our volume base, grew at an organic rate of 1%.

While the headline organic volume number in the fourth quarter points to a deterioration in our performance relative to the full year, this was entirely attributable to Japan and Ukraine, which suffered volume shortfalls of 43% and 35%, respectively. Absent these two markets, our fourth-quarter organic volume performance was essentially equal to that of the full year.

(SLIDE 7.)

Our market share performance, despite the challenges we faced, was solid. Indeed, our total worldwide share, excluding China and the USA but including the business combination with FTC on a pro-forma basis, rose to 27.9% for the full year and 28.1% in the fourth quarter. We grew share in both OECD and non-OECD markets, while exhibiting sequential improvement, and hence momentum, in both geographies. We also grew share in our 30 most profitable markets.

While our aggregate share performance was solid and broad-based, we did suffer erosion in several markets, notably in Germany, Greece, Turkey and Ukraine. Steps have recently been taken, or are planned, in all four markets to address these shortcomings.

(SLIDE 8.)

Marlboro’s share momentum improved as the year unfolded, despite the challenging economic environment. This is testament to the success and continued disciplined deployment of the brand’s new architecture. In virtually all instances, we are witnessing improvements in the brand’s key image attributes and demographic profile, particularly in regards to the Gold pillar. Marlboro’s performance in Asia was singularly robust behind the continued success of several entries focused on the Fresh pillar, such as Black Menthol and Ice Blast. Marlboro’s momentum is confirmed by its six-month moving share trend shown on this chart.

(SLIDE 9.)

L&M is still a two-pronged story. It continues to grow and is highly successful in the EU Region, but also continues to shed volume and share in Eastern Europe, and particularly in Russia. Plans are in place to strive to correct this weakness.

(SLIDE 10.)

Net revenues of $27.2 billion were up 8.7% for the full year and 4.8% for the quarter, while on an organic basis, that is excluding the impact of currency and acquisitions, they rose 3.4% and 2.8%, respectively. This fell short of our mid to long-term objective, reflecting the volume and mix erosion in the previously mentioned countries, due to the abnormal excise tax increases that adversely affected each of them.

(SLIDE 11.)

Adjusted operating companies income of $11.5 billion rose 10.3% for the full year and 12.2% for the quarter. On an organic basis, the increase was 5.8% for the full year and a robust 9.9% in the fourth quarter.

(SLIDE 12.)

Not surprisingly, pricing was the key driver of our income growth with a particularly strong delivery in the fourth quarter.

Our full-year pricing variance approached $1.7 billion, of which close to $600 million, or 35%, was recorded in the fourth quarter. I trust that these numbers will reinforce the belief that our pricing power, despite a very challenging economic environment, remains intact. I should highlight that the fourth-quarter pricing variance was flattered by the price increase we obtained on the inventory held by our Japanese distributor on October 1st. This accounted for approximately 20% of the total pricing variance in the quarter.

(SLIDE 13.)

We are very pleased with the progress across all Regions of our adjusted operating margins, excluding currency and acquisitions. For the full year on a worldwide basis, they reached 42.6%, up 0.9 points. This reflects both our strong pricing and our continued efforts to generate productivity gains and cost savings, as we completed our three-year $1.5 billion program.

(SLIDE 14.)

Our earnings per share performance was singularly robust, exceeding our mid to long-term target for the third year in succession. Adjusted diluted earnings per share of $3.87 for the full year and $0.97 for the quarter rose 17.6% and 19.8%, respectively. Excluding the favorable impact of currency of 12 cents for the year and 1 cent for the quarter, earnings per share rose 14.0% in 2010 and 18.5% in the fourth quarter.

(SLIDE 15.)

As strong as our earnings per share performance was, it was surpassed by that of our cash flow. Indeed, our free cash flow rose by some $1.6 billion, or 21.7%, on a currency neutral basis to a record level of $8.7 billion. This performance was due in large part to the strict management of our working capital and, in particular, a reduction in our receivables and inventories, reflecting our efforts to optimize our supply chain.

(SLIDE 16.)

Our ability to generate strong and predictable cash flows is a hallmark of our company.

You may recall that at the time of our spin-off in March 2008, we set a three-year cumulative operating cash flow target of $21.7 billion. Fast forward to today, we have handsomely exceeded that target by $3.5 billion, or 16%, to reach a cumulative operating cash flow of $25.2 billion, and this despite an adverse currency impact of some $500 million.

(SLIDE 17.)

Our strong and growing cash flow has underpinned our ability to reward our shareholders through higher dividends and our share repurchase programs. We have increased our dividends by a cumulative total of 39.1% since the spin, and, by the end of December 2010, had repurchased 334 million shares, or 15.8% of the shares outstanding at the time of the spin, at an average price of $47.83.

(SLIDE 18.)

While I cannot deny that 2010 was a tough year in many respects, we were able to overcome most of the significant roadblocks that were erected in our path. Our EPS and cash flow results were quite exceptional given the economic challenges that have yet to be profoundly resolved primarily in the Western world. It is against this fragile economic backdrop that we look to 2011.

As disclosed in our earnings statement released this morning, we project another strong year in our key financial metrics, with a reported diluted earnings per share guidance falling within a range of $4.35 to $4.45, versus $3.92 in 2010. On an adjusted basis, compared to $3.87 in 2010, this corresponds to an increase of approximately 12.5% to 15% at prevailing exchange rates, and approximately 10% to 12.5% on a constant currency basis.

We believe that our guidance appropriately reflects a cautious balance of the risks and opportunities that always accompany any projection made this early in the year. I should also highlight that this guidance assumes an underlying effective tax rate that is expected to be some 70 basis points higher than that incurred in 2010.

(SLIDE 19.)

The key risk to our earnings projection is the potential for disruptive excise tax increases and adverse movements in the structure thereof, as we painfully witnessed in 2010.

While last year we faced an unprecedented number of countries that turned to tobacco to generate additional revenues by raising excise taxes to levels that went beyond any reasonable expectation, so far this year, the news on excise taxes is, with one key exception, relatively benign. The one exception is, of course, Mexico, where the average excise tax burden was increased on January 1st by 50% in one fell swoop.

Elsewhere, other than the adverse impact of the annualization of 2010 increases, the excise tax increases that have been announced appear to be manageable.

(SLIDE 20.)

Furthermore, and very importantly, we have witnessed a number of encouraging structural changes, driven in large measure by the new excise tax directive in the European Union. Indeed, France, the Netherlands and Sweden have all increased their specific-to-total tax ratios, and Greece has significantly improved its excise tax structure. In addition, in Germany, we have a new tax law that provides for reasonable increases and visibility over a five-year period.

(SLIDE 21.)

Unemployment remains persistently high in numerous countries and continues to affect both industry volumes and mix. In addition, inflation, particularly as it relates to basic food commodities, remains a concern relative to consumer discretionary income levels in numerous markets. Furthermore, recent events in North Africa are likely to impact our performance and we can only hope that this will be a temporary phenomenon.

(SLIDE 22.)

In light of these dynamics, we expect our organic volume performance to mirror that recorded in 2010. Japan and Mexico will dampen our volume prospects in 2011 and, given the economic uncertainty, we continue to project volume softness in Greece, Pakistan, Spain and Ukraine. Also, we project a weaker volume trend in both France and Italy, reflecting retail price increases ahead of inflation. Elsewhere we anticipate a solid volume performance led by Indonesia, Korea and Russia, as well as a projected recovery in Turkey.

The ultimate volume impact of the tax-driven price increase in Japan remains the single largest question mark. It will also affect our quarterly volume performance in a significant manner with pronounced weakness in the first half and gradual but consistent improvement in the second half. While it is too early to gauge precise volume trends, January sales were modestly better than we had anticipated and accordingly the assumptions for Japan, on which our earnings guidance is predicated, may prove to be somewhat overly cautious.

(SLIDE 23.)

Given our share momentum and the initiatives we have planned, we anticipate another year of solid market share performance. Persistently high unemployment levels will continue to exert pressure on the premium segment in some markets, but we believe that in most instances we can more than offset this dynamic given the breadth of our brand portfolio.

(SLIDE 24.)

Pricing will continue to be the key driver of our profitability growth. We project a price variance exceeding that recorded in 2010, driven in part by the price increase in Japan. Indeed, more than 60% of the pricing embedded in our 2011 EPS guidance has already been announced or implemented.

(SLIDE 25.)

We anticipate some cost pressure driven in large measure by the historical leaf tobacco price increases that will continue to affect our product costs in 2011, the more expensive materials and packaging associated with the Marlboro architecture and other premium brand offerings, as well as the cost associated with the implementation of reduced cigarette ignition propensity rules in the European Union in the fourth quarter.

(SLIDE 26.)

We will implement a number of productivity and cost reduction initiatives during the year and have set a target of pretax cost savings of $250 million in 2011.

(SLIDE 27.)

Finally, we anticipate another strong cash flow performance and share repurchases of $5 billion in 2011, in line with the level disbursed in 2010.

(SLIDE 28.)

All in all, 2010 proved to be a difficult year, but we posted results that compare very favorably to our consumer product peers.

We enter 2011 with clear momentum and exciting plans. The so-called two-speed recovery remains fragile, but we look forward to the year with cautious optimism. There is likely to be continued volatility in currency markets and other uncertainties, but we have the human and financial resources, as well as numerous planned initiatives, to sustain our momentum and post another year of solid growth.

(SLIDE 29.)

Hermann and I will now be happy to answer your questions.

(SLIDE 30–38 – Reconciliation Slides)

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team here in New York this week and next. We will be making a web-cast presentation at the CAGNY Conference in Boca Raton on Wednesday 23 February and look forward to seeing many of you there.

Thank you again and have a nice day.